UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Altaba Inc.

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recommendations on proposals Annual Meeting of Stockholders New York, NY October 24, 2017 A proxy statement containing additional information relating to these proposals has been mailed or made available electronically to stockholders.  You should read the proxy statement in its entirety before voting on the proposals.

Overview of proposal 5: approval of long-term deferred compensation incentive plan

Proposal 5: to approve a long-term deferred compensation incentive plan for the Fund’s management and Directors Recommendation: Vote FOR the proposal. The Long-Term Deferred Compensation Incentive Plan (“LTIP” or “Plan”) has been designed to offer certain employees of the Fund incentive compensation tied to the achievement of specific pre-determined performance criteria. The Plan also provides Independent Directors of the Altaba Board the opportunity to defer a portion of their board compensation and have their deferred board compensation subject to increase or decrease based on the achievement of the same specific pre-determined performance criteria that apply to participating employees (participating employees and independent directors are collectively referred to as “Participants”) The overriding principles of the Plan are as follows: Participants should benefit from the reduction in the discount at which Altaba trades relative to its pre-tax net asset value (and conversely should not benefit if there is no such reduction or if the reduction is not substantial) (pre-tax net asset value hereinafter is referred to as “Adjusted NAV”) Participants should not benefit from share price movements of Alibaba and Yahoo Japan and their resultant impact on Altaba’s share price Participants should benefit from those things that they can directly control or indirectly influence that impact the Fund’s share price such as positive or negative cash flows, increases / decreases in Adjusted NAV from increases / decreases in assets and liabilities other than Alibaba and Yahoo Japan, and the discount to its Adjusted NAV at which Altaba trades, amongst other factors

Proposal 5: to approve a long-term deferred compensation incentive plan for the Fund’s management and Directors (cont’d) Consistent with the principles, the Plan functions as follows: A "Base Adjusted NAV Per Share" is established from which the "Base Trading Discount" is generated. For the initial grants made (and initial amounts deferred), the applicable Base Trading Discount is 27.2% At any future measurement date (as described hereafter), a “Revised Adjusted NAV Per Share” is calculated which equals the Baseline Adjusted NAV revised up or down for movements in Alibaba’s and Yahoo Japan’s respective share prices as well as the effects of Altaba buying its own shares back at prices impacted by Alibaba and Yahoo Japan (the Plan document illustrates the specific formula for this calculation, which will ultimately be determined by the Compensation Committee of the Board) The Fund’s share price as of each measurement date is then compared to this Revised Adjusted NAV Per Share and a “Current Trading Discount” is calculated Performance is determined by the degree to which the Current Trading Discount is improved (i.e., reduced) from the Base Trading Discount, with such reduction referred to as the “Trading Discount Reduction” (see details to follow) Subject to stockholder approval of the Plan, the Compensation Committee has approved the grant of incentive awards to certain employees with an aggregate initial grant value of $11.95mm; the maximum amount that can be paid out to employees under the Plan, assuming a Trading Discount Reduction of 14.7% and resulting multiplier of 4.0x, is $60mm ($47.8mm based on amounts currently granted). In addition, the maximum amount that may become payable to an employee in any fiscal year is $24mm. Should a Trading Discount Reduction of 14.7% be achieved, this maximum payment would represent approximately 0.43% of the approximately $14.5 billion in shareholder value creation (assuming market prices as of September 7, 2017) that would be realized If the Trading Discount Reduction is less than 1.6% as of a specific measurement date, no amounts are payable under Plan awards at that measurement date

Plan structure / summary The Plan is structured as a deferred compensation plan subject to, but compliant with, deferred compensation regulations and is intended to preserve deductibility under IRC Section 162(m) Employee Awards Vesting: Awards vest in 20%/30%/50% installments on each anniversary of the closing of the Yahoo acquisition transaction (assuming continued employment, but subject to acceleration as described below) The grant value of initial awards under the Plan are subject to a multiplier based on the Trading Discount Reduction on each vesting/measurement date to determined vested amounts The Trading Discount Reduction achieved must be at least 8.2% as of each of the first two vesting dates in order for payment (one year hence) to be fixed on those dates Payments: Vested amounts are payable on the 1st anniversary of each vesting date (or on separation from service if deferred by Participant election at time of grant) Vested amounts are credited with interest (prime rate) through date of payment Qualifying Termination: Involuntary termination without “Cause” or resignation for “Good Reason” (each a “Qualifying Termination”) triggers 100% acceleration and payment within 30 days of the termination date based on the Trading Discount Reduction as of the Qualifying Termination Participants are eligible for a “true-up” payment on the 12-month anniversary of Qualifying Termination (or Change in Control within that period, if earlier) in the event of additional reduction in the Current Trading Discount achieved following the termination date Change in Control: Awards accelerate 100% and are paid immediately prior to (but subject to closing of) a Change in Control The Trading Discount Reduction measured as of a Change in Control Participants who are employed as of (or who were subject to a Qualifying Termination within 12 months prior to) a Change in Control are eligible for a catch-up payment if the payout multiplier as of a Change in Control exceeds the payout multiplier applied on any prior vesting or payment date

PLAN STRUCTURE/SUMMARY Catch-Up Payment: In the absence of a Change in Control, on the fourth anniversary of Plan adoption and every six months thereafter, employees still in service (or who were subject to a Qualifying Termination within the prior 12 months) are eligible for a catch-up payment if the Trading Discount Reduction achieved on the catch-up payment date is at least 10.8% (for the avoidance of doubt, this 10.8% Trading Discount Reduction requirement does not apply to Change in Control catch-up payments) As indicated on the following slide, a Trading Discount Reduction of 10.8% results in a 3.0X multiplier on initial award values The catch-up payment equals the excess of payments based on the Trading Discount Reduction as of each catch-up payment measurement date over payments based on the Trading Discount Reduction as of the applicable prior measurement date Unfunded Plan: The Plan is unfunded, although the Compensation Committee may fund the Plan via grantor (“rabbi”) trust in its discretion 3-Year Grant Period: The initial grants cover the three-year vesting period; no additional grants to recipients will be made during the period Director Awards Eligible directors shall defer 50%-100% of director fees under the Plan Deferral election applies to director fees earned following the election date Payments are equal to deferred fees multiplied by the payout multiplier determined based on the Trading Discount Reduction achieved as of the payment date Payments are made in single lump sum on earliest of (1) a director’s separation from service for any reason or (2) a Change in Control

Plan payout grid

Initial grants (employees) $ in 000’s *Participants receive a single grant for initial three-year period.

Example 1: Price changes only $ in millions

Example 2: price changes only (second version) $ in millions

Example 3: price changes, Asset sales, buybacks $ in millions In this instance, the Revised Adjusted NAV / Share of $87.27 is higher than the reported Adjusted NAV / Share of $82.70. This is due to the former not being reduced by the tax leakage on the asset sale while the latter is. i.e., for LTIP purposes, the discount is calculated off of the original pre-tax level as adjusted for subsequent BABA and YJ share price movements – recipients do not get the benefit of an NAV being reduced by tax payments Assumptions BABA Share Price Increases 50% YJ All Shares Sold at Base Price in Fully Taxable Transaction AABA Share Price Increases 70% $8.435 billion Altaba Shares Repurchased at Average Price of $65 No Additional Asset Sale (beyond YJ) At Base Measurement Delta Adjusted NAV $60,313.59157039999 $68,273.425258279996 0.13198412105930846 Adj'd NAV / Share 63.134674007796441 82.701658362933884 0.30992453295507838 Revised Adj'd NAV / Share 87.265500906388368 0.38221195052994239 Stock Price 45.94 73.504000000000005 0.60000000000000009 Base Trading Discount 0.2723491374276058 Current Trading Discount 0.15769692219094267 0.11465221523666314 Payout Multiple of 3.15x Assumptions BABA Share Price Increases 50% YJ Share Price Increases 50% AABA Share Price Increases 20% No Buybacks No Asset Sales At Base Measurement Delta Adjusted NAV $60,313.59157039999 $85,045.82773556 0.41007319018791777 Adj'd NAV / Share 63.134674007796441 89.02451118964774 0.41007319018791777 Revised Adj'd NAV / Share 89.02451118964774 0.41007319018791777 Stock Price 45.94 55.127999999999993 0.19999999999999996 Base Trading Discount 0.2723491374276058 Current Trading Discount 0.38075481388983379 -0.10840567646222798 No Payout Assumptions BABA Share Price Increases 50% YJ Share Price Increases 50% AABA Share Price Increases 60% No Buybacks No Asset Sales At Base Measurement Delta Adjusted NAV $60,313.59157039999 $85,045.82773556 0.41007319018791777 Adj'd NAV / Share 63.134674007796441 89.02451118964774 0.41007319018791777 Revised Adj'd NAV / Share 89.02451118964774 0.41007319018791777 Stock Price 45.94 73.504000000000005 0.60000000000000009 Base Trading Discount 0.2723491374276058 1.5 2 Current Trading Discount 0.17433975185311146 9.8% Payout Multiple of 2.61x #DIV/0! #DIV/0! Assumptions BABA Share Price Increases 50% YJ All Shares Sold at Base Price in Fully Taxable Transaction AABA Share Price Increases 60% $8.435 billion Altaba Shares Repurchased at Average Price of $65 No Additional Asset Sale (beyond YJ) At Base Measurement Delta Adjusted NAV $60,313.59157039999 $68,273.425258279996 0.13198412105930846 Adj'd NAV / Share 63.134674007796441 82.701658362933884 0.30992453295507838 Revised Adj'd NAV / Share 87.265500906388368 0.38221195052994239 Stock Price 45.94 73.504000000000005 0.60000000000000009 Base Trading Discount 0.2723491374276058 Current Trading Discount 0.15769692219094267 0.11465221523666314 Payout Multiple of 3.15x

LTIP summary Rewards management and independent directors for performance against things they can control or influence Formulaic and objective Structured to be tax deductible under IRC Section 162(m) Initially materially out of the money (Current Trading Discount of 29.8% as of September 7, 2017, but the Current Trading Discount must be equal to or less than 25.6% to have Plan pay anything, 23.4% to have a payout multiplier of 1.0x and 19.0% to have a multiplier of 2.0x) Share buybacks will only benefit recipients to the extent shares are repurchased at wider trading discounts than the trading discount as of the measurement date(s) Highly aligned with shareholder interests who have expressed a strong desire to have management and the board focused on reducing the discount to Adjusted NAV at which the Fund trades Offers a material compensation opportunity to management while having the total reward potential capped and modest relative to Fund size and value creation potential Maximum employee payout equals approximately 10 basis points of current Fund NAV Any payouts under the Plan will be materially less than 1% of the value created through the reduction in the discount – using Alibaba and Yahoo Japan prices in effect as of March 10, 2017, the maximum payout to employees would be 0.69% of value created through discount reduction; using Alibaba and Yahoo Japan prices in effect as of September 7, 2017, the maximum payout to employees would be 0.41% of value created through discount reduction (as the gross value of the Fund’s Alibaba and Yahoo Japan positions increase, the value creation opportunity from discount reduction increases while the total potential reward stays constant)

Overview of other proposals for consideration at annual meeting

Proposal 1: to elect the following director nominees: tor R. Braham, Eric K. Brandt, Catherine J. Friedman, Richard L. Kauffman and Thomas J. Mcinerney Recommendation: Vote FOR each of the nominees Strong board with deep experience in financial services and capital markets, expertise in technology investments All board members except Mr. McInerney are independent, including the Chair Mr. Brandt and Mr. Kauffman are qualified as financial experts under Nasdaq standards and sit on the Audit Committee All Board members have attended all Board and Committee meetings during the period covered by the proxy statement All Altaba Board members are elected annually; no staggered Board

Proposals 2 & 3: to APPROVE A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND (2) BLACKROCK ADVISORS, LLC; (3) MORGAN STANLEY SMITH BARNEY LLC Following Altaba’s decision to hire external advisors to manage its marketable debt securities portfolio, the Fund conducted extensive due diligence (including compliance and regulatory due diligence by counsel) to identify the most appropriate advisors to manage the portfolio Altaba’s approach is to engage two advisors with each responsible for managing approximately half of the portfolio, which allows the Fund to benefit from insights from each, to compare their approaches, and to avoid excessive reliance on any one advisor Altaba’s directors evaluated 4 leading financial institutions as potential advisors, focusing on 4 key criteria: manager background, experience, performance and pricing Each advisor was carefully evaluated, particularly with respect to its experience/expertise and fee structure Based on these considerations, and following several diligence sessions with management and the Board, Altaba made the decision to move forward with BlackRock and MSSB

Proposal 2: to APPROVE A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND BLACKROCK ADVISORS LLC Background BLK was founded in 1988 and is currently one of the largest cash and fixed income managers AUM – $403B in global liquidity assets; $71B in short-term securities/cash Experience 200 investment professionals in the fixed income division with extensive market expertise and veteran experience in the industry Fee Structure Step fees at asset levels above $250K, $500K, and $750K, for an overall annual cost of $1.1M on managed assets of $3.8B BLK was selected based on its experience, scale and attractive pricing

Proposal 3: to APPROVE A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND MORGAN STANLEY SMITH BARNEY LLC Background MSSB, founded in 2009, offers brokerage and investment advisory services to individual investors and institutions Over $800B in investment advisory AUM Experience 24 years of experience structuring and managing high-grade fixed income portfolios, including successful management of a similar portfolio for Yahoo Fee Structure Flat fee of .035% on an asset balance of approximately $4.4B; roughly $1.5M in annual fees MSSB was selected based on strong performance over time and an attractive flat fee structure

Proposal 4: to ratify the selection of pricewaterhouse coopers llp as the fund’s independent registered public accounting firm Recommendation: Vote FOR the proposal PWC has no direct or indirect material financial interest in the Fund All fees paid to and services performed by PWC are disclosed in the Proxy, and no services other than audit and audit-related services and certain tax services for Yahoo related to M&A were performed during the two most recent fiscal years. Experienced team with expertise in accounting issues associated with 1940 Act Companies

Proposal 6: stockholder proposal to allow stockholders to act by written consent in lieu of a meeting Recommendation: Vote AGAINST the proposal We believe a stockholder meeting is the appropriate forum for stockholders to consider and vote on important matters, as it allows all stockholders to review and discuss proposed actions and consider their vote Stockholders owning at least 25% of the Fund’s outstanding shares have the right to call a special meeting, enabling them to raise issues for consideration outside the regular annual meeting process The written consent process lacks critical procedural protections provided at stockholder meetings, such as: complete information about the proposed action distributed in advance to all stockholders in a proxy statement, allowing a well-informed evaluation of the merits of the proposed action; consideration of proposals submitted by stockholders in accordance with the Fund’s Bylaws and Rule 14a-8 under the Exchange Act; specified meeting dates that are publicly announced in advance, giving all stockholders a chance to express their views and cast their votes; a forum for stockholders to have open discussion and consideration of the proposed stockholder action; and the opportunity for the Board to analyze each proposed action and provide a recommendation with respect to each proposed action.

Proposal 6: stockholder proposal to allow stockholders to act by written consent in lieu of a meeting (CONT’D) The written consent process undermines the deliberative process and allows a bare majority of stockholders to take action with no prior notice, potentially disenfranchising smaller stockholders The Fund’s existing strong corporate governance practices make adoption of this Proposal unnecessary. In addition to the right to call special meetings at a 25% threshold as mentioned above, other corporate governance provisions empower Fund stockholders and promote Board accountability, such as: a majority voting standard in uncontested director elections; annual election of all directors; a mechanism for stockholders to communicate directly with the Board; no stockholder rights plan; no supermajority voting provisions; and independent Board leadership, with a majority of independent directors and an independent Chairman

Proposal 7: A SHAREHOLDER PROPOSAL REGARDING THE YAHOO HUMAN RIGHTS FUND Recommendation: Vote AGAINST the proposal calling for Altaba to conduct an investigation and prepare a report regarding the operations of the Yahoo Human Rights Fund The Yahoo Human Rights Fund is now being operated by Verizon as a result of the sale of the Yahoo operating business; therefore Altaba is not the appropriate party to address the proposal Altaba does not have any control or influence over the administration of the Yahoo Human Rights Fund In addition, we believe that even if Altaba were in a position to obtain the requested information, doing so and compiling this report would not be an appropriate use of Altaba’s resources